GAP INC. REPORTS JANUARY SALES OF $932 MILLION; COMPARABLE STORE SALES DOWN 2 PERCENT

Company Expects to Report Fiscal Year 2007 Earnings Per Share of $1.03 to $1.05

SAN FRANCISCO – February 7, 2008 – Gap Inc. (NYSE: GPS) today reported net sales of $932 million for the four-week period ended February 2, 2008. Net sales for the five-week period ended February 3, 2007 were $1.19 billion. Due to the 53rd week in fiscal year 2006, January 2008 comparable store sales are compared with the four-week period ended February 3, 2007. On this basis, the company’s comparable store sales for January 2008 decreased 2 percent compared with flat comparable store sales for January 2007.

Comparable store sales by division for January 2008 were as follows:

·	Gap North America: negative 4 percent versus negative 6 percent last year
·	Banana Republic North America: positive 5 percent versus positive 14 percent last year
·	Old Navy North America: negative 3 percent versus negative 1 percent last year
·	International: negative 5 percent versus positive 1 percent last year

“January is a clearance month for our company and our brands focused on selling their holiday merchandise to make room for spring assortments,” said Sabrina Simmons, chief financial officer of Gap Inc. “Despite the fact that we entered the month with more units than we had planned, our efforts to clear merchandise were successful and total company merchandise margins were slightly above last year.”

Fourth Quarter Sales Results and Guidance

For the 13 weeks ended February 2, 2008, total company net sales were $4.67 billion. Net sales for the 14 weeks ended February 3, 2007 were $4.92 billion. Due to the 53rd week in fiscal year 2006, fourth quarter comparable store sales are compared with the 13 weeks ended February 3, 2007. On this basis, the company’s fourth quarter comparable store sales decreased 3 percent compared with a decrease of 7 percent in the fourth quarter of the prior year.

Comparable store sales by division for the fourth quarter were as follows:

·	Gap North America: negative 5 percent versus negative 8 percent last year
·	Banana Republic North America: positive 2 percent versus positive 3 percent last year
·	Old Navy North America: negative 5 percent versus negative 9 percent last year
·	International: negative 1 percent versus negative 6 percent last year

The company expects diluted earnings per share for the fourth quarter to be $0.33 to $0.35 on a GAAP basis. This includes a benefit of about $0.01 from favorable tax rate adjustments impacting the quarter.

During the fourth quarter, the company completed its $1.5 billion share repurchase program and repurchased about 30 million shares for a total of $613 million in the quarter.

Fiscal Year 2007 Sales Results and Guidance

Net sales were $15.76 billion for the 52 weeks ended February 2, 2008. Net sales were $15.92 billion for the 53 weeks ended February 3, 2007. Due to the 53rd week in fiscal year 2006, fiscal year 2007 comparable store sales are compared with the 52 weeks ended February 3, 2007. On this basis, the company’s fiscal year 2007 comparable store sales decreased 4 percent compared with a decrease of 7 percent for the prior year.

The company revised its guidance for fiscal year 2007 diluted earnings per share on a GAAP basis to $1.03 to $1.05 from its previous guidance of $0.92 to $0.98.

Excluding about $0.07 per diluted share of expenses associated with the company’s cost reduction initiatives and discontinued operation of Forth & Towne, the company expects diluted earnings per share for fiscal year 2007 to be $1.10 to $1.12. Please see the reconciliation of expected diluted earnings per share on a GAAP basis to expected diluted earnings per share excluding these costs, a non-GAAP financial measure, in the table at the end of this release.

Gap Inc. will release its fourth quarter earnings via press release on February 28, 2008, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s fourth quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com .

For more detailed information regarding the company’s January 2008 sales, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

February Sales

The company will report February sales on March 6, 2008.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share for the fourth quarter of fiscal year 2007; (ii) diluted earnings per share for fiscal year 2007 on a GAAP basis; (iii) diluted earnings per share for fiscal year 2007 excluding the expenses associated with the company’s cost reduction initiatives and discontinued operation of Forth & Towne; and (iv) expected tax rate adjustments.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; the risk that acts or omissions by the company’s third party vendors could have a negative impact on the company’s reputation or operations; the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. Readers should also consult the company’s quarterly report on Form 10-Q for the quarter ended November 3, 2007.

These forward-looking statements are based on information as of February 7, 2008, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.'s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations: Evan Price 415-427-2161 Media Relations: Kris Marubio 415-427-1798 Greg Rossiter 415-427-2360

The Gap, Inc. SEC REGULATION G

RECONCILIATION OF FISCAL YEAR 2007 EXPECTED DILUTED EARNINGS PER SHARE ON A GAAP BASIS TO EXPECTED DILUTED EARNINGS PER SHARE ON A NON-GAAP BASIS

Expected
52 Weeks Ended
February 2, 2008

Expected diluted earnings per share on a GAAP basis	$1.03 to 1.05
Add: loss related to the discontinued operation of Forth & Towne	0.04
Add: expenses related to our cost reduction initiatives	0.03

Expected diluted earnings per share on a non-GAAP basis (a)	$1.10 to 1.12

(a) Expected diluted earnings per share excluding the amounts noted above is a non-GAAP financial measure. We believe this is an important metric as it represents our expected diluted earnings per share from ongoing operations.